Exhibit 99.1

News From:	For Immediate Release

Kaydon Corporation	Global Engineered Solutions
KAYDON CORPORATION ANNOUNCES MANAGEMENT TRANSITION
Ann Arbor, Michigan — January 29, 2009
     Kaydon Corporation today announced that, effective January 27, 2009, Peter C. DeChants, Senior Vice President of Corporate Development and Corporate Treasurer, will replace Kenneth W. Crawford as the Chief Financial Officer of the company. After 10 years of dedicated service with Kaydon Corporation and 30 years as a financial professional, Mr. Crawford has decided to spend more time with his family and pursue other interests. Mr. Crawford will remain Chief Accounting Officer during an interim transition period, after which he will serve in a consulting and advisory capacity.
     James O’Leary, Chairman and Chief Executive Officer, said, “Ken Crawford has made significant contributions to Kaydon and his efforts are reflected in the accuracy and strength of our financial reporting and internal controls. We appreciate all that Ken has done for Kaydon and we wish him the best for the future.
     “Peter and Ken have divided the leadership responsibilities of the Corporate Finance function for a number of years. The consolidation of these functions better positions the organization to move forward effectively and efficiently in a more challenging environment. Peter is highly qualified to assume this role and I look forward to working with him in his new capacity.”
     Prior to joining Kaydon in 2002, Mr. DeChants was the Vice President of Corporate Development and Strategic Planning of Metaldyne Corporation and its predecessor MascoTech, Inc. and Vice President and Treasurer of TriMas Corporation.
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     Kaydon Corporation is a leading designer and manufacturer of custom-engineered, performance-critical products, supplying a broad and diverse group of alternative-energy, industrial, aerospace, medical and electronic equipment, and aftermarket customers.

Contact:	James O’Leary President and Chief Executive Officer (734) 747-7025 ext. 2025